April 9, 2003




Bankers Insurance Group, Inc.
360 Central Avenue, Suite 17
St. Petersburg, FL 33701
Attention:  Mr. Ed Hussemann

Gentlemen:

         Reference is made to the Forbearance and Master Loan Documents Modification Agreement (the "Forbearance Agreement"), dated as of September 18, 2000 and amended as of January 22, 2002, by and between Regions Bank and Bankers Insurance Group, Inc. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Forbearance Agreement.

         Borrower has requested that the Bank extend the Forbearance Period through the Term Loan Maturity Date. The Bank hereby extends the Forbearance Period for a period commencing on January 1, 2003 and ending January 15, 2004. The effectiveness of the extension is conditioned upon the Bank receiving additional collateral for the Loan in the form of two million shares (the "IMSG Security Shares") of common stock of Insurance Management Solutions Group, Inc. ("IMSG") by way of a Stock Pledge and Security Agreement with accompanying Stock Power in a form acceptable to the Bank. The Bank agrees to fully cooperate with Borrower in connection with the Merger (as defined in the FA) in connection with Borrower's performance of its obligations pursuant to that certain Agreement to Facilitate Merger (the "FA"), dated April 9, 2003, by and between Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Security Insurance Company and Bonded Builders Service Corp. and Fiserv, Inc., Fiserv Solutions, Inc. and Fiserv Merger Sub, Inc., a copy of which is attached hereto. Borrower agrees to utilize the proceeds from the conversion of its shares of IMSG pursuant to the Merger to reduce the outstanding balance of the Loan to such a level as Bank may require. Should Borrower default under the Loan Documents and fail to cure or eliminate such default, Bank agrees that (i) it shall vote the IMSG Security Shares in the same manner as Borrower votes the shares of IMSG held by Borrower at such time, (ii) it shall accept $3.26 per share as the consideration payable to it upon conversion of the IMSG Security Shares pursuant to the Merger, (iii) it shall not transfer or otherwise dispose of the IMSG Security Shares prior to the termination of the FA in accordance with its terms and (iv) it shall not take any actions which would cause Borrower to be in violation of the FA.

         Further, the Bank hereby waives the requirements of the Forbearance Agreement specified in Section 3 regarding the Borrower's Monthly Report and
Section 7(a) regarding the Borrower's covenant to provide a Business Plan with monthly updates. The Bank shall maintain, and does not waive, its right to demand periodic updates from Borrower regarding either Borrower's financial status or its business plans.

         This letter does not constitute either a waiver or an admission of any Default, Event of Default, Covenant Default nor Forbearance Default, nor does this letter constitute an agreement or a commitment to extend the Forbearance Period any further or to enter into any arrangement or agreement with regard to any of the foregoing or to accept any cure proposed by Borrower. The Bank expressly reserves all rights it may have under the Credit Agreement and the Loan Documents, as heretofore amended by the Forbearance Agreement. Notice is given that the Bank may decline to extend the Forbearance Period any further and may, instead, elect to pursue any available remedies at the Bank's sole and absolute discretion.

                                         Very truly yours,


                                         /s/ Anthony D. Nigro
                                         ----------------------------------
                                         Anthony D. Nigro, Vice President



Accepted by Bankers Insurance Group, Inc. this 25th day of April, 2003.


                                         By: /s/ Edwin C. Hussemann
                                             -----------------------------
                                         Name:   Edwin C. Hussemann
                                         Title:  Treasurer